                                                                    Exhibit 10.1






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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG


                                  PENGE CORP.,
                             a Delaware corporation,


                               S&S PLANT FARM INC.
                              a Texas corporation,


                                       AND


                                 CURTIS SCHMID,
                                   individual.



                   -----------------------------------------

                            Dated as of June 30, 2007

                   -----------------------------------------


================================================================================

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into this 30th day of June, 2007 by and among Penge Corp., a Delaware corporation with offices located at 3327 West Wadley, Suite 3-366, Midland, Texas 79707 ("SHAREHOLDER"), S&S Plant Farm., a Texas corporation with offices located at 3011 Todd Road, Midland, Texas 79705 (the "COMPANY") and Curtis Schmid, individual ("PURCHASER"). Capitalized terms used in this Agreement which are not defined in context have the meanings specified in EXHIBIT A attached hereto.

                                    RECITALS

         WHEREAS, Shareholder owns all of the issued and outstanding shares of the capital stock of the Company (the "SHARES"); and

         WHEREAS, Shareholder desires to sell, and Purchaser desires to purchase, all of the Shares in accordance with, and subject to the terms and conditions set forth in, this Agreement (the "PURCHASE").

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. THE PURCHASE.

         1.1 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Shareholder will sell and transfer the Shares to Purchaser, and Purchaser will purchase the Shares from Shareholder. Immediately following the Closing, Purchaser will be the sole shareholder of the Company. This sale includes all real property and tangible assets listed in Exhibit B and Exhibit C, but does not include any inventory or inventory related items such as pots. Many outstanding payables or debts of the Company will be paid off or assumed as a sub-part of the purchase amount, as outlined in Exhibit D.

         1.2 PURCHASE AMOUNT. Upon the terms and subject to the conditions of this Agreement, Purchaser shall purchase the Shares in accordance with the following schedule totaling one million dollars ($1,000,000):

                  (a) Purchaser shall assume the bank note with American State Bank in the approximate amount of $124,177.40.

                  (b) The $138,270.96 that Penge Corp owes to Purchaser that is currently secured by a 2nd lien position on the Company is deducted from the purchase amount.

                  (c) Purchaser will assume the equipment leases in the approximate amount of $350,000.00.

                  (d) Purchaser will assume the vendor payables in the approximate amount of $232,159.39 Listed in EXHIBIT D.

                  (e) Purchaser shall pay to Shareholder One Hundred Fifty-Five Thousand Three Hundred Ninety Two Dollars and Twenty-Five Cents ($155,392.25) by means of a promissory note bearing interest at 7% simple per annum. The note will be paid in three equal principal payments together with interest earned thereon on the 30th day of each of June of 2008, 2009, and 2010. Shareholder will receive a lien for this amount on the Company's stock and real estate provided however, the note will have a special provision to the effect that if Shareholder fails to make payment in full or in part on any of the notes retained by Shareholder in item (f) immediately below, then said note and lien will be reduced by the total amount by which Shareholder fails to pay them in full.

                  (f) Shareholder will keep and pay the three vendor notes with Ball Seed in the amount of $104,539.79, Tree Town in the amount of $22,684.52, and Weeks Roses in the amount of $15,565.20. Shareholder will receive a 2nd mortgage for this $155,392.25.

                  (g) Shareholder and Purchaser understand and agree that from a previous agreement dated March 30, 2007, Purchaser is owed approximately 99,963.67 by Shareholder, which consists of a debt to CitiBank in the amount of $31,172.27 and to Home Depot in the amount of $8,791.40 and the $60,000 balance from the prior March 31, 2007 contract. That 99,963.67, if not received in full within ninety (90) days from the Closing Date, will materially impair Purchaser's ability to produce flowers in the spring necessary to retain the Company's solvency. Accordingly, Shareholder agrees that it will produce a reconciled balance for what it owes Purchaser which shall be reasonably acceptable to Purchaser within ten (10) days of the Closing Date. Shareholder also agrees that it will pay one-third of the amount as reconciled to Purchaser no later than sixty (60) days after the Closing Date and that it will pay an additional one-third of the amount as reconciled to Purchaser no later than seventy-five (75) days after the Closing Date and that it will pay the remainder of the full amount as reconciled to Purchaser no later than ninety (90) days after the Closing Date. The Purchaser will have seven (7) days to submit any additional reimbursements to the Shareholder.

         1.3 ACCEPTANCE OF CONSIDERATION. Shareholder accepts, and hereby agrees that, the payment of the purchase amount as provided for in Section 1.2 constitutes payment in full and is the sole consideration for the sale, transfer, conveyance, assignment and delivery of the Shares to Purchaser by Shareholder and for all of the other agreements of Shareholder provided for in this Agreement.

         1.4 THE CLOSING. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") will take place on or before June 30, 2007 at such place and/or such other time as the Parties may agree. For purposes of this Agreement, the "CLOSING DATE" means the time and date on which the Closing actually takes place.

         1.5 SHAREHOLDER CLOSING DELIVERIES. At the Closing, Shareholder shall deliver to Purchaser, or cause to be delivered to Purchaser, (i) stock certificate(s) representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Purchaser. (as defined below).

         1.6 PURCHASER'S CLOSING DELIVERIES. Purchaser will release Purchaser's 2nd lien against the Company together with its promissory note in the form annexed hereto marked as Exhibit "F".

2. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE COMPANY. Shareholder and the Company hereby jointly and severally represent and warrant to Purchaser as follows:

         2.1 CORPORATE EXISTENCE. The Company is a corporation duly organized, and in existence under the laws of the State of Texas and the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified to do business in each jurisdiction in which the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

         2.2 CAPITALIZATION. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, $1.00 par value (the "COMMON STOCK"), of which 1,000 shares are issued and outstanding and constitute the Shares. There are no series or classes of stock of the Company other than the Common Stock. All of the Shares have been duly authorized, validly issued and are fully paid and nonassessable. The Company has no other shares of any kind authorized or issued, no issued securities convertible into or exchangeable for or carrying the right to acquire any equity security of the Company and no issued options, warrants or other agreements or commitments under which the Company is obligated to issue any additional shares or equity interests.

         2.3 TITLE TO THE SHARES. Shareholder now owns, and on the Closing Date will own, the Shares free and clear of any mortgage, imperfection of title, lien, pledge, option, security interest, claim, charge or other encumbrance of any kind (collectively, "ENCUMBRANCES").

         2.4 SUBSIDIARIES. The Company has no subsidiaries.

         2.5 AUTHORITY. This Agreement constitutes the legal, valid and binding obligation of the Company and Shareholder, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) as limited by general principles of equity that restrict the availability of specific performance, injunctive relief or other equitable remedies. Shareholder and the Company each have all necessary power and authority under their organizational documents and applicable Legal Requirements to execute and deliver this Agreement and to carry out their respective obligations hereunder. All actions on the part of Shareholder and the Company necessary for the due authorization, execution and delivery of this Agreement and the performance of their respective obligations hereunder have been taken or will be taken prior to the Closing.

         2.6 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any provision of the Company's Articles of Incorporation or Bylaws, (ii) violate, in any material respect, any Legal Requirement applicable to the Company, or (iii) conflict with or result in the breach of the terms, conditions or provisions of any material agreement to which the Company is a party or by which it is bound.

         The shareholders will provide waiver of right of first refusal for the sale of the common stock.

         2.7 LITIGATION. Purchaser is aware of all litigation at the time of closing.

         2.8 COMPLIANCE WITH LAWS. The Company has at all relevant times conducted its business in compliance, in all material respects, with its Articles of Incorporation and its Bylaws. To the knowledge of Shareholder and the Company, the Company is not in violation of any applicable Legal Requirement, other than violations which would not have a Material Adverse Effect. To the knowledge of Shareholder and the Company, the Company has not been charged with, or threatened with a charge of, a violation of any Legal Requirement.

         2.9 OWNED REAL PROPERTY. EXHIBIT B lists and describes all real property that the Company owns. With respect to each such parcel of owned real property:

                  (a) the Company has good and marketable title, with the exception of any notes disclosed in this contract, to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

                  (b) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof.

                  (c) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                  (d) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (e) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                  (f) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                  (g) there are no parties (other than the Company) in possession of the parcel of real property;

                  (h) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and the purchaser acknowledges the property is in a rural setting. Public utilities are not all available such as storm sewers, sanitary sewers, and public water supply. Private septic systems are in place as well as multiple irrigation wells.

                  (i) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available. The parcel of real property has direct vehicular access to a public city paved street; however access on the property itself is not paved. There are no curb cuts available in this rural setting.

         2.10 LEASED REAL PROPERTY. Exhibit B also lists and describes briefly all real property leased or subleased to the Company. The mobile home is not included with the assets.

         2.11 TANGIBLE ASSETS. EXHIBIT C lists and describes all buildings, machinery, equipment and other tangible assets owned by the Company. The Company has good and marketable title to all such tangible assets, free and clear of any Encumbrances with the exception of the equipment leases that the purchaser is assuming. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         2.12 ENVIRONMENTAL AND SAFETY LAWS. The Company is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety.

         2.13 TAX RETURNS AND PAYMENTS. The Company has filed all Tax Returns (federal, state and local) required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects with the exception of ad valorem taxes owed to Midland Central Appraisal District for calendar year 2006. To the knowledge of the Company and the Shareholder, all Taxes shown to be due and payable on such Tax Returns, any assessments imposed, and all other Taxes (including Taxes that the Company is obligated to withhold from amounts owing to any employee, creditor or third party) due and payable by the Company have been paid or will be paid prior to the time they become delinquent. To the knowledge of the Company and the Shareholder, the Company has not been advised
(i) that any of its Tax Returns, federal, state, local, foreign or other, has been or is being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed adjustment to its Taxes. There exists no liability for any Tax or potential Tax to be imposed upon the properties or assets of the Company as of the date of this Agreement that is not adequately provided for and reserved against on the Financial Statements (as defined below). The financial statements are unaudited, not reviewed, based on FIT basis and information furnished by the stockholder/company - they do not comply with GAAP nor do they have any additional required information that would show investing and cash management of the company.

         2.14 AGREEMENTS; ACTIONS. There are no agreements, understandings or proposed transactions between the Company, on the one hand, and the Shareholder or any of the Company's officers or directors, on the other.

         2.15 UNDISCLOSED LIABILITIES. The Company does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) which is not accrued, reserved against or verbally disclosed to the purchaser, other than liabilities incurred in the ordinary course of business consistent with past practice which individually or in the aggregate are not material to the Company or would not have a Material Adverse Effect.

         2.16 BOOKS AND RECORDS. Complete copies of minute books, stock certificate books and stock transfer ledgers of the Company will be made available to Purchaser and their auditors.

         2.17 INVENTORY. There is no inventory included in this agreement.

         2.18 BANK ACCOUNTS. N/A

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Shareholder as follows:

         AUTHORITY. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Purchaser has all necessary power and authority under its organizational documents and all applicable Legal Requirements to execute and deliver this Agreement and to carry out its obligations hereunder. All actions on the part of Purchaser necessary for the due authorization, execution and delivery of this Agreement and the performance of its obligations hereunder have been taken or will be taken prior to the Closing.

4. CERTAIN COVENANTS OF THE PARTIES.

         4.1 ACCESS AND INVESTIGATION. At closing the Shareholder shall provide the Purchaser copies of payables, leases and contracts, and tax information. Purchaser can reasonably request other data within 14 days of closing.

All of this information is the property of the Shareholder and will remain as such, including work papers and all electronic information, hard copy information, and all duplicates whether held by the purchaser or their auditors. Purchaser will hold such information in complete confidence.

         4.2 OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period the Company shall conduct its business and operations in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement. Without limiting the generality of the foregoing, the Company shall not declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

         4.3 PRESERVATION OF BUSINESS. The Company shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         4.4 EMPLOYMENT AGREEMENT. None

         4.5 COVENANT NON TO COMPETE. During the one-year period following the Closing Date, Purchaser shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in any phase of the business which the Company is conducting related only to shrubs and trees during said one-year period.

5. CONDITIONS PRECEDENT.

         5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to affect the Purchase and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) Each of the representations and warranties made by the Company and Shareholder in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date;

                  (b) All of the covenants and obligations that the Company and Shareholder are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

                  (c) Purchaser shall have received the written resignations of all of the directors and officers of the Company, effective as of the Closing Date;

                  (d) N/A

                  (e) N/A

         5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND SHAREHOLDER. The obligations of the Company and Shareholder to affect the Purchase and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                  (f) Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date; and

                  (g) All of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6. INDEMNIFICATION AND SURVIVAL.

         6.1 INDEMNIFICATION. The parties understand and agree the Company purchased a tract of land in Tom Green County, which was foreclosed upon by the lender. The lender is marketing the land in an effort to sell it for a price that extinguishes the debt. If there is still money owed to the lender after the sale, Shareholder agrees that it will indemnify and hold Purchaser harmless from any and all liability which Purchaser might otherwise have with respect to said indebtedness.

         6.2 SURVIVAL OF REPRESENTATIVES AND WARRANTIES. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two years thereafter (subject to any applicable statutes of limitations).

7. MISCELLANEOUS PROVISIONS.

         7.1 EXPENSES. Each of the Company, Shareholder and Purchaser shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and all of the transactions contemplated hereby.

         7.2 ATTORNEYS' FEES. If any legal action or other legal Proceeding relating to this Agreement or the enforcement of any provision thereof is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         7.3 NOTICE. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

                  If to the Company:
                           S&S Plant Farm.
                           3011 Todd Road
                           P.O. Box 7033
                           Midland, Texas  79705

         If to the Purchaser:
                  Curtis Schmid
                           3220 Fannin Ave.
                           Midland, Texas  79705
                           Telephone: 432-620-0345

                  If to Shareholder:
                           Penge Corp.
                           3327 West Wadley, Suite 3-366
                           Midland, Texas 79707
                           Attn: Kirk Fischer
                           Telephone: (432) 683-8800
                           Facsimile: (432) 683-8801

Any of the above addresses may be changed at any time by notice given as provided above; PROVIDED, HOWEVER, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, sent by facsimile or by overnight courier, and three (3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

         7.4 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         7.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         7.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).

         7.7 JURISDICTION; SERVICE OF PROCESS. Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Midland, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Texas and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or Proceeding and waives any objection to the venue laid therein. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         7.8 SUCCESSORS AND ASSIGNS. No party to this Agreement may assign any of its rights hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

         7.9 Waiver.

                  (h) No failure on the part of a party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (i) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         7.10 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, the Company and Shareholder.

         7.11 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         7.12 THE SHADE HOUSE. Shareholder and Purchaser agree that for up to one year after the closing, Shareholder will be entitled to utilize The Shade House and for rent Shareholder will pay the electric bill for the meter which is separately metered to that facility to irrigate that facility and the cost of the chemical treatment for the reverse osmosis system. Purchaser for that one year period will cover the cost of the maintenance contract to keep the reverse osmosis system running efficiently. This electric bill will be capped at $500 per month.

         7.13 PAYROLL AND SALES TAXES. Shareholder agrees that in the event any appropriate governmental authority determines that the Company's payments of either sales taxes, or payroll taxes have been deficient for any period prior to the Closing Date and back to March 1, 2005, Shareholder will indemnify, defend and however hold harmless Purchaser from any liability or obligation for any such tax or taxes.



                            [SIGNATURE PAGE FOLLOWS]

The parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

COMPANY                                       SHAREHOLDER

S&S PLANT FARM.                               PENGE CORP.

By:  /s/ KIRK FISCHER                         By: /s/ KIRK FISCHER
    ------------------------------                ---------------------------
    Name: KIRK FISCHER                            Name: KIRK FISCHER
    Title: CEO                                    Title: CEO



PURCHASER


/S/ CURTIS SCHMID
------------------------------------
Curtis Schmid
3220 Fannin Ave.
Midland, Texas  79705

                                    EXHIBIT A
                                   DEFINITIONS

The capitalized terms used in the attached Agreement (including in the Exhibits to the Agreement) have the meanings specified in the context where such terms are defined or the meanings specified below (all references to a Section are to a Section of or to this Agreement; the singular shall include the plural and the plural the singular):

"DAMAGES" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

"GOVERNMENTAL AUTHORITY" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal).

"LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"MATERIAL ADVERSE EFFECT" means any effect, change or event that has or is reasonably likely to have a material adverse effect on the business, assets, prospects, results of operations or condition (financial or otherwise) of the Company.

"PERSON" means any individual, entity or Governmental Authority.

"PROCEEDING" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authority or any arbitrator or arbitration panel.

"REPRESENTATIVES" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

"TAX" means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Authority, or (b) payable pursuant to any tax-sharing agreement or similar contract.

"TAX RETURN" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                    EXHIBIT B
                              COMPANY REAL PROPERTY

1. 5 Acres of Skyview Dev, Sec 2

2. 45 Acres west of the 5 Acre Parcel





The legal description for both parcels is attached.

                                    EXHIBIT C
                                 TANGIBLE ASSETS

1. 1 Caterpillar Skid Steer 1236

2. 1 Freightliner 1999-FL 80 Box Truck

3. 1 Freightliner 1999-FL-70 Box Truck

4. 1 Semi Tractor 1994

5. 1 Semi Trailer 1991

6. All equipment listed in the 5 equipment leases

                                    EXHIBIT D
                        DEBTS TO BE ASSUMED BY PURCHASER


Debt                                                           Amount
-----------------                                     --------------------
ASB Banknote                               --                124,177.40

A/P - Leases                        70,000.00
Net Bank                            70,000.00
Irwin                               70,000.00
Pinnacle                            70,000.00
US Bank                             70,000.00
Santa Barbara                       70,000.00
                                                             350,000.00

A/P
Bordier's Nursery                   10,744.15
Greenleaf                           21,932.67
Hines                               15,213.28
Mountain States                      3,875.82
Aflac                                   38.92
A-ROO                                2,131.24
At&t                                   923.82
Atmos                               17,586.43
Avaya                                  202.66
Cap Rock Energy                      4,507.31
Bill Williams Tire                     230.23
Blackmore                           13,837.50
Bosworth                               951.07
City of Midland                      8,626.44
Colorspot                            3,289.89
Crider                                 300.27
Florist Mutual/Hortica              28,429.92
Greencreek                          29,058.32
Green Valley                        10,863.04
Grolink                              1,576.52
Kathy Reeves                         1,436.70
Kens Rent It Center                    418.39
Mastertag                            8,024.39
MCGregor Plant Sales                 2,984.41
Midland Central Appraisal           13,410.54
Midland County Assessor                201.38
Miramar                             10,389.97
Monitronics                            121.48
Nextel                               5,930.18
Rainbow                                 43.75
Sims Plastics                        5,756.76
Sunland Nursery                      3,961.64
Total Gro                            1,074.00
Vital Earth                          4,086.30
                                                             232,159.39

Total                                                        706,336.79

Curtis and Tiffany Schmid                                    138,270.96
Penge Debt Payoff

New Note 2nd Mortgage                                        155,392.25

Total Deal                                                 1,000,000.00